Delaware Enhanced Global Dividend and Income Fund
Form N-SAR Exhibit List
May 31, 2010

SUB-ITEM 77C:  Submission of matters to a vote of security holders

At Joint Special Meetings of Shareholders of Delaware Enhanced Global Dividend and Income
Fund (the "Trust"), the shareholders of the Trust voted to approve a new investment advisory agreement for the Company at a meeting held on December 4, 2009.

The following proposal was submitted for a vote of the shareholders:

To approve a new investment advisory agreement for the Company.

A quorum of the shares outstanding was present, and the votes passed with a majority of those shares.  The results were as follows:

Delaware Enhanced Global Dividend and Income Fund

SHARES VOTED FOR 6,175,564.311
SHARES VOTED AGAINST 168,683.648
SHARES VOTED WITHHELD 193,634.616

SUB-ITEM 77O:  Transactions effected pursuant to Rule 10f-3

Three transactions effected pursuant to Rule 10f-3 attached as Exhibits.

SUB-ITEM 77.Q.1(e):  Investment Management Agreement (January 4, 2010) between Delaware
Enhanced Global Dividend and Income Fund and Delaware Management Company, a series of
Delaware Management Business Trust, attached as Exhibit.